EXHIBIT 10(xxxiv)

Amendment to Amended Salary Continuation Agreement

This Amendment to Amended Salary Continuation Agreement (this “Amendment”) is entered into effective as of this 31st day of December, 2010 by and between Crescent State Bank, a North Carolina-chartered bank (the “Bank”), and Ray D. Vaughn (the “Executive”), and amends that certain Amended Salary Continuation Agreement effective as of September 10, 2008 among the aforesaid parties (the “Agreement”).

Whereas, the Executive and the Bank desire to clarify and conform certain provisions of the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986 (“IRC”).

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.  The following is added at the end of section 2.7 of the Agreement in order to incorporate IRC Section 409A reimbursement rules:

With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Internal Revenue Code section 409A, except as permitted by said section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, provided that (ii) above shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related expense is incurred.

2.  Section 7.13 of the Agreement is amended to read as follows in order (a) to limit the reimbursement period to six years, (b) to prorate the previously stated reimbursement cap over six taxable years beginning with the taxable year in which a Change in Control occurs ($8,333 per year) and (c) to increase the reimbursement cap to $50,000 per year:

7.13        Payment of Legal Fees.  The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  The Bank desires that the Executive not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder.  The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 7.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by the Executive as provided in this section and incurred during the six year period after a Change in Control occurs shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $50,000 for each taxable year of the Executive, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings.  The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.  Despite anything in this Agreement to the contrary however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amendment to Amended Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Crescent State Bank

By:
Ray D. Vaughn
Its:

And By:

Its:

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